Exhibit 23(j) under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K

INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-39020 of BBH Trust on Form N-1A of our reports each dated August 15, 2003 for BBH Tax Exempt Money Fund and BBH U.S. Treasury Money Fund for the year ended June 30, 2003 included in the Annual Report to Shareholders of the Funds.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 2, 2003